Exhibit 99.1

Qwest Communications International Inc. to Redeem all of its 3.50% Convertible Senior Notes Due 2025

DENVER, Oct. 19, 2010 — Qwest Communications International Inc. (NYSE:Q) announced today that it will redeem all of its outstanding 3.5 percent convertible senior notes due 2025 (the “Notes”) on Nov. 18, 2010, at a redemption price equal to 100 percent of principal amount of the Notes, plus accrued and unpaid interest.  The redemption of the Notes is required by Qwest’s merger agreement with CenturyLink, Inc.  Approximately $1.118 billion in principal amount of the Notes remains outstanding as of Oct. 19, 2010.

Pursuant to the indenture governing the Notes, holders of Notes may choose to surrender their Notes for conversion at any time prior to the close of business on Nov. 17, 2010. As permitted by the indenture governing the Notes, Qwest will pay cash to holders of any Notes surrendered for conversion in lieu of any shares of Qwest common stock that would otherwise be issuable upon conversion of such Notes.

For any Notes that have not been surrendered for conversion prior to the close of business on Nov. 17, 2010, interest will cease to accrue, and the Notes will be redeemed, on Nov. 18, 2010.  On Nov. 18, 2010, holders of redeemed Notes will receive a cash payment equal to 100 percent of the principal amount of such Notes, plus accrued and unpaid interest on such Notes to Nov. 18, 2010.

Additional details regarding the redemption will be contained in the redemption notice sent to all holders of the Notes. U.S. Bank National Association, which is the trustee for the Notes, is acting as paying agent with respect to the redemption.  Questions relating to the redemption and requests for additional copies of the redemption notice should be directed to U.S. Bank National Association at (800) 934-6802.

This press release does not constitute an offer to purchase, or solicitation of an offer to sell, these Notes.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information:

Media Contact
Diane Reberger

303-992-1662

Diane.Reberger@qwest.com

Investor Contact
Nhung Van
303-896-7844
nhung.van@qwest.com